Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 6th day of March 2026, by and between Karman Space & Defense LLC, a Delaware limited liability company (the “Company”), and Jonathan P. Rambeau (“Executive”).

W I T N E S S E T H :

WHEREAS, the Company desires to employ Executive and to enter into this Agreement embodying the terms of such employment, and Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:

Section 1. Definitions.

(a) “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Executive’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 6 hereof, and (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment (excluding any employee benefit plan providing for severance or similar benefits), in accordance with the terms contained therein.

(b) “Agreement” shall have the meaning set forth in the preamble hereto.

(c) “Annual Bonus” shall have the meaning set forth in Section 4(b) hereof.

(d) “Base Salary” shall mean the salary provided for in Section 4(a) hereof or any increased salary granted to Executive pursuant to Section 4(a) hereof.

(e) “Board” shall mean the Board of Directors of the Parent.

(f) “Cause” shall mean (i) Executive’s act(s) of gross negligence or willful misconduct in the course of Executive’s employment hereunder, (ii) willful failure or refusal by Executive to perform in any material respect Executive’s duties or responsibilities other than temporarily in the case of Executive’s illness, (iii) misappropriation (or attempted misappropriation) by Executive of any assets or business opportunities of the Company or any other member of the Company Group, (iv) embezzlement or fraud committed (or attempted) by Executive, at Executive’s direction, or with Executive’s prior actual knowledge, (v) Executive’s conviction of or pleading “guilty” or “ no contest” to, (x) a felony or (y) any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of Executive’s duties to the Company or any other member of the Company Group or otherwise result in material injury to the reputation or business of the Company or any other member of the Company Group, (vi) any material violation by Executive of the policies of the Company, including but not limited to those relating to sexual harassment, insider trading or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company, or (vii) Executive’s material breach of this Agreement or breach of the Restrictive Covenant Agreement.

(g) “Change in Control” shall have the meaning given to such term under the Stock Plan.

(h) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(i) “Company” shall have the meaning set forth in the preamble hereto.

(j) “Company Group” shall mean the Parent together with the direct or indirect subsidiaries.

(k) “Delay Period” shall have the meaning set forth in Section 13(a) hereof.

(l) “Disability” shall mean any physical or mental disability or infirmity of Executive that prevents the performance of Executive’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Executive (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(m) “Executive” shall have the meaning set forth in the preamble hereto.

(n) “Good Reason” shall mean, without Executive’s consent, (i) a material diminution in Executive’s position, duties, or responsibilities as set forth in Section 3 hereof (it being acknowledged that if, as a result of or in connection with the acquisition of the Parent or the Company, Executive is no longer the Chief Executive Officer of a public company, Good Reason shall be deemed to have been triggered), (ii) a material reduction in Base Salary set forth in Section 4(a) hereof or Annual Bonus opportunity set forth in Section 4(b) hereof (other than pursuant to an across-the-board reduction applicable to all similarly situated executives), (iii) the relocation of Executive’s principal place of employment (as provided in Section 3(c) hereof) more than fifty (50) miles from its current location, or (iv) any other material breach of a provision of this Agreement by the Company (other than a provision that is covered by clause (i), (ii), or (iii) above). Executive acknowledges and agrees that Executive’s exclusive remedy in the event of any breach of this Agreement shall be to assert Good Reason pursuant to the terms and conditions of Section 7(e) hereof. Notwithstanding the foregoing, during the Term, in the event that the Board in good faith believes that Executive is reasonably likely to have engaged in conduct that could constitute Cause hereunder, the Board may, in its sole and absolute discretion, suspend Executive from performing Executive’s duties hereunder, and in no event shall any such suspension constitute an event pursuant to which Executive may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension.

(o) “Parent” shall mean Karman Holdings Inc., a Delaware corporation.

(p) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(q) “Release of Claims” shall mean the Release of Claims in substantially the same form attached hereto as Exhibit B (as the same may be revised from time to time by the Company upon the advice of counsel to reflect changes in law or regulation (or interpretations thereof), but not to lengthen or expand the time or scope of any restrictive covenants to which Executive is subject).

(r) “Restrictive Covenant Agreement” shall mean the Restrictive Covenant Agreement attached hereto as Exhibit A.

(s) “Severance Benefits” shall have the meaning set forth in Section 7(g) hereof.

(t) “Severance Term” shall mean the eighteen (18) month period following Executive’s termination by the Company without Cause (other than by reason of death or Disability) or by Executive for Good Reason.

(u) “Stock Plan” shall mean the Karman Holdings Inc. 2025 Stock Incentive Plan, as the same may be amended or restated from time to time, or any successor plan thereto.

(v) “Term” shall mean the period specified in Section 2 hereof.

Section 2. Acceptance and Term.

The Company agrees to employ Executive, and Executive agrees to serve the Company, on the terms and conditions set forth herein. The Term is expected to commence on or before March 31, 2026 (with the actual date on which Executive’s employment with the Company commences, the “Commencement Date”) and shall continue until terminated in accordance with the provisions of Section 7 hereof (the “Term”). If Executive fails to commence full-time employment on or before March 31, 2026 without the prior written consent of the Company, then this Agreement shall terminate and be null and void for all purposes.

Section 3. Position, Duties, and Responsibilities; Place of Performance.

(a) Position, Duties, and Responsibilities. During the Term, Executive shall be employed and serve as the Chief Executive Officer of the Company (together with such other position or positions consistent with Executive’s title as the Board shall specify from time to time) and shall have such authority, duties and responsibilities commensurate with such title as the Chief Executive Officer of a public company. Executive shall report directly and solely to the Board, all other employees of the Company shall report directly or indirectly to Executive, and no other employee of the Company shall have the title or authority of a chief executive officer (or a co-chief executive officer) of the Company. Executive also agrees to serve as an officer and/or director of any other member of the Company Group, in each case without additional compensation.

(b) Performance. Executive shall devote Executive’s full business time, attention, skill, and best efforts to the performance of Executive’s duties under this Agreement and shall not engage in any other business or occupation during the Term, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of Executive’s duties for the Company, or (z) interferes with Executive’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder.

(c) Principal Place of Employment. Executive’s principal place of employment shall be Executive’s home office in [Redacted]. During the Term, Executive shall not be required to relocate to the Company’s headquarters in Huntington Beach, California; although Executive understands and agrees that Executive will be required to travel to the Company’s headquarters and other facilities (and other business travel) from time to time as may be required to perform Executive’s duties and responsibilities.

Section 4. Compensation.

During the Term, Executive shall be entitled to the following compensation:

(a) Base Salary. Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company and pro-rated for any partial years of employment, of not less than $975,000.

(b) Annual Bonus. Executive shall be eligible for an annual cash incentive bonus determined by the Board in respect of each fiscal year during the Term (the “Annual Bonus”). The target Annual Bonus for each fiscal year shall be 150% of Base Salary for target performance (the “Target Annual Bonus”), with the actual Annual Bonus payable being based on a combination of Company results and Executive’s individual performance against annual performance goals established by the Board, as determined by the Board. Notwithstanding the immediately preceding sentence, Executive’s Annual Bonus for 2026 shall be not less than 150% of Base Salary and shall not be subject to proration based on the number of days worked in that year. The Annual Bonus shall be paid to Executive at the same time as annual bonuses are generally payable to other senior executives of the Company and in all events by March 15th of the following performance year, subject to Executive’s continuous employment through the payment date.

(c) Annual Equity Awards. Subject to the approval of the Board, Executive shall be eligible to receive an annual equity award under the Stock Plan (the “Annual Equity Award”). The Annual Equity Award will be subject to a combination of (i) performance-based vesting conditions based on a combination of Company results and Executive’s individual performance against performance goals established by the Board, as determined by the Board, and (ii) time-

based vesting conditions over a three-year period. Each Annual Equity Award shall be subject to the terms and conditions of the Stock Plan and an award agreement evidencing such award. Executive’s Annual Equity Award for 2026 shall have an aggregate grant date value of at least $7,000,000, which for the avoidance of doubt shall be in addition to the One-Time Equity Bonus described below, and shall be subject to the same terms and conditions (including vesting) as other Company awards for 2026 granted to similarly situated senior executives of the Company in accordance with such executives’ 2026 grant schedule. Subject to the approval of the Board, such Annual Equity Award for 2026 shall be granted as soon as practicable following the Commencement Date and in any event within thirty (30) days of the Commencement Date to the extent permitted under applicable law.

(d) One-Time Equity Bonus Award. In addition to the Annual Equity Award for 2026, subject to the approval of the Board, Executive shall be granted a one-time equity award under the Stock Plan with a grant date value of $6,500,000 (the “One-Time Equity Bonus”), which shall be granted in the form of 74,209 shares of Parent restricted stock units, calculated based on the average closing price of the Parent’s common stock over the twenty (20) trading days ending on March 3, 2026, subject to the terms and conditions of the Stock Plan and an award agreement evidencing such award; provided, that a portion of the One-Time Equity Bonus may be payable in cash upon mutual agreement between the Board and Executive (for clarity, which would reduce the amount of shares or restricted stock units to be granted to Executive on a pro-rata basis to compensate for the cash portion of the award). The One-Time Equity Bonus shall vest 100% upon the three (3) year anniversary of the Commencement Date, subject to Executive’s continuous employment with the Company Group through such date, except as otherwise provided in Sections 7(d) and (e) hereof.

Section 5. Employee Benefits; D&O Insurance.

(a) Benefits Generally. During the Term, Executive shall be entitled to participate in health, insurance, retirement, and other benefits provided generally to similarly situated employees of the Company. Executive shall also be entitled to five (5) weeks of paid vacation time, as well as the same number of holidays and sick days, as well as any other benefits, in each case as are generally allowed to similarly situated employees of the Company in accordance with the Company policy as in effect from time to time. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Executive notice, and the right to do so is expressly reserved.

(b) Indemnification. Executive shall be indemnified and held harmless pursuant to the terms and conditions set forth in that certain Indemnification Agreement, dated as of the date hereof, by and between Executive and the Parent, as may be amended from time to time (the “Indemnification Agreement”).

Section 6. Reimbursement of Business Expenses.

During the Term, the Company shall pay (or promptly reimburse Executive) for documented, out-of-pocket expenses reasonably incurred by Executive in the course of performing Executive’s duties and responsibilities hereunder, which are consistent with the Company’s policies in effect from time to time, and as may be agreed with the Board, with respect to business expenses, subject to the Company’s requirements with respect to reporting of such expenses.

If, during the Term, Executive decides to relocate Executive’s principal place of employment to one of the Company’s facilities, Executive shall be eligible for reimbursement of reasonable relocation expenses in accordance with the Company’s relocation policy in effect from time to time.

Provided that Executive commences employment with the Company, the Company shall also reimburse Executive, or pay directly on Executive’s behalf, up to $50,000 for the cost of Executive’s legal expenses incurred in connection with the negotiation of this Agreement, the terms set forth herein and any related ancillary equity or other documentation, subject to the Company’s requirements with respect to reporting of such expenses.

Executive understands and agrees that any such reimbursements may be considered taxable income to Executive.

Section 7. Termination of Employment.

(a) General. The Term shall terminate upon the earliest to occur of (i) Executive’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Executive with or without Good Reason. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall be deemed to have resigned from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any other member of the Company Group and hereby agrees to execute any documents that the Company (or any member of the Company Group) determines necessary to effectuate such resignations. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Executive has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive’s termination of employment hereunder) shall be paid (or commence to be paid) to Executive on the schedule set forth in this Section 7 as if Executive had undergone such termination of employment (under the same circumstances) on the date of Executive’s ultimate “separation from service.”

(b) Termination Due to Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. The Company may terminate Executive’s employment immediately upon the occurrence of a Disability, with such termination to be effective upon Executive’s receipt of written notice thereof. Upon Executive’s death or in the event that Executive’s employment is terminated due to Executive’s Disability, Executive or Executive’s estate or Executive’s beneficiaries, as the case may be, shall be entitled only to the Accrued Obligations. Following Executive’s death or a termination of Executive’s employment by reason of a Disability, except as set forth in this Section 7(b), Executive (or Executive’s estate or Executive’s beneficiaries, as the case may be) shall have no further rights to any compensation or any other benefits under this Agreement.

(c) Termination by the Company with Cause.

(i) The Company may terminate Executive’s employment at any time with Cause, effective upon Executive’s receipt of written notice of such termination; provided, however, that with respect to any Cause termination relying on clause (ii), (vi) or (vii) of the definition of Cause set forth in Section 1(f) hereof, to the extent that such act or acts or failure or failures to act are curable, Executive shall be given not less than ten (10) days’ written notice by the Board of the Company’s intention to terminate Executive with Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination with Cause is based, and such termination shall be effective at the expiration of such ten (10) day notice period unless Executive has fully cured such act or acts or failure or failures to act that give rise to Cause during such period.

(ii) In the event that the Company terminates Executive’s employment with Cause, Executive shall be entitled only to the Accrued Obligations. Following such termination of Executive’s employment with Cause, except as set forth in this Section 7(c)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Termination by the Company without Cause. The Company may terminate Executive’s employment at any time without Cause, effective upon Executive’s receipt of written notice of such termination. In the event that Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), Executive shall be entitled to:

(i) The Accrued Obligations;

(ii) An amount equal to one hundred and fifty percent (150%) of the sum of Base Salary and Target Annual Bonus, payable in substantial equal installments in accordance with the Company’s regular payroll practices during the Severance Term;

(iii) Accelerated vesting of the One-Time Equity Bonus to the extent not vested as of the date of termination; and

(iv) If the date of termination occurs on or within the twelve (12) months following a Change in Control, accelerated vesting of Executive’s outstanding but unvested equity awards immediately prior to such termination of employment.

Notwithstanding the foregoing, the payments and benefits described in clause (ii) above shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, in the event that Executive materially breaches any provision of the Restrictive Covenant Agreement. Following such termination of Executive’s employment by the Company without Cause, except as set forth in this Section 7(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment by the Company without Cause shall be receipt of the Severance Benefits.

(e) Termination by Executive with Good Reason. Executive may terminate Executive’s employment with Good Reason by providing the Board ten (10) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Board within sixty (60) days of the occurrence of such event. During such ten (10) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Executive’s termination will be effective upon the expiration of such cure period, and Executive shall be entitled to the same payments and benefits as provided in Section 7(d) hereof for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 7(d) hereof. Following such termination of Executive’s employment by Executive with Good Reason, except as set forth in this Section 7(e), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment with Good Reason shall be receipt of the Severance Benefits.

(f) Termination by Executive without Good Reason. Executive may terminate Executive’s employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by Executive under this Section 7(f), Executive shall be entitled only to the Accrued Obligations. In the event of termination of Executive’s employment under this Section 7(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Executive without Good Reason. Following such termination of Executive’s employment by Executive without Good Reason, except as set forth in this Section 7(f), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(g) Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (d) or (e) of this Section 7 (other than the Accrued Obligations) (collectively, the “Severance Benefits”) shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the date of Executive’s termination of employment hereunder. If Executive fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes Executive’s acceptance of such release following its execution, Executive shall not be entitled to any of the Severance Benefits. Further, (i) to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day and (ii) to the extent that any of the Severance Benefits do not constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following the date the Release of Claims is timely executed and the applicable revocation period has ended, after which, in each case, any remaining Severance Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein. For the avoidance of doubt, in the event of a termination due to Executive’s death or Disability, Executive’s obligations herein to execute and not revoke the Release of Claims may be satisfied on Executive’s behalf by Executive’s estate or a person having legal power of attorney over Executive’s affairs.

Section 8. Restrictive Covenant Agreement.

As a condition of, and prior to commencement of, Executive’s employment with the Company, Executive shall have executed and delivered to the Company the Restrictive Covenant Agreement. The parties hereto acknowledge and agree that this Agreement and the Restrictive Covenant Agreement shall be considered separate contracts, and the Restrictive Covenant Agreement will survive the termination of this Agreement for any reason.

Section 9. Representations and Warranties of Executive.

Executive represents and warrants to the Company that—

(a) Executive is entering into this Agreement voluntarily and that Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Executive of any agreement to which Executive is a party or by which Executive may be bound;

(b) Executive has not (i) violated, and in connection with Executive’s employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which Executive is or may be bound, or (ii) engaged in any conduct or made any representations that could result in a court of competent jurisdiction granting a temporary or permanent injunction or restraining order against Executive commencing, or continuing, Executive’s employment with the Company;

(c) Executive has not retained, or will return, all confidential or proprietary information Executive may have obtained in connection with employment with any prior employer and, in connection with Executive’s employment with the Company (and service to the Company Group), Executive will not use any confidential or proprietary information Executive may have obtained in connection with employment with any prior employer;

(d) Executive (i) is not aware of any reason why Executive’s hiring by, or work for, the Company Group could cause any damage to any member of the Company Group’s reputation, (ii) was not subject to any disciplinary action while employed by (or providing services to) any former employer (or other entity) that could reasonably be expected to cause any damage to any member of the Company Group’s reputation, and (iii) is not aware of any on-going investigation or cause of action by any regulatory, self-regulatory or other governmental authority involving acts or omissions of Executive or any of Executive’s direct reports at any former employer (or other entity); and

(e) Executive has not engaged in any illegal conduct (including, without limitation, violations of any regulatory or self-regulatory agency rules or regulations) during the course of Executive’s employment with (or provision of services to) any former employer (or other entity).

Executive acknowledges and agrees that the representations and warranties contained in this Section 9 are fundamental to the Company agreeing to employ Executive, and that the Company (and/or other members of the Company Group) would reasonably be expected to suffer grave damage should any of Executive’s representations or warranties herein ever prove to have been inaccurate when made.

Section 10. Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Executive acknowledges and represents that the Company has not provided any tax advice to Executive in connection with this Agreement and that Executive has been advised by the Company to seek tax advice from Executive’s own tax advisors regarding this Agreement and payments that may be made to Executive pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

Section 11. Set Off; Mitigation.

(a) The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of amounts owed by Executive to the Company or its affiliates (other than as set forth in subsection (b) below); provided, however, that to the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Executive and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule.

(b) Executive shall not be required to mitigate the amount of any payment or benefit provided pursuant to this Agreement by seeking other employment or otherwise, and the amount of any payment or benefit provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.

(c) Any amounts payable pursuant to this Agreement are subject to recoupment in accordance with the Parent’s Policy for the Recovery of Erroneously Awarded Compensation, any other clawback policy adopted by Parent (or the Company, as applicable) and any compensation recovery policy otherwise required by applicable law. The Company will make any determinations for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

Section 12. Physical or Mental Disability or Infirmity.

Notwithstanding anything herein to the contrary, during any portion of the Term in which Executive is unable to perform the essential duties and responsibilities of Executive’s position as a result of a physical or mental disability or infirmity lasting for more than ninety (90) consecutive days (after taking into account any reasonable accommodations) (such period being, a “Medical Leave of Absence”), unless otherwise determined by the Board, Executive shall only be entitled to the payments and benefits, if any, that Executive is then-eligible to receive pursuant to the Company Group’s short-term and long-term disability policies as in effect at such time (and, for the avoidance of doubt, Executive shall not accrue any other compensation or bonus, or vest in any compensation, during a Medical Leave of Absence, except as provided in such policy). Further, in no event shall any changes to Executive’s duties, responsibilities, compensation or benefits, or the appointment of an interim replacement, in each case, during the pendency of a Medical Leave of Absence give rise to Good Reason pursuant to this Agreement or otherwise.

Section 13. Additional Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary—

(a) Any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(b) Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(c) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d) While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Parent or any of its affiliates (including, without limitation, the Company) be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

Section 14. Successors and Assigns; No Third-Party Beneficiaries.

(a) The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Executive’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company or any direct or indirect division or subsidiary thereof to which Executive’s employment primarily relates, the Company may provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets, it being agreed that in such circumstances, Executive’s consent will not be required in connection therewith.

(b) Executive. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if there be no such designee, to Executive’s estate.

(c) No Third-Party Beneficiaries. Except as otherwise set forth in Section 7(b) or Section 14(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 15. Waiver and Amendments.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 16. Severability.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 17. Governing Law and Jurisdiction.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE MIDDLE DISTRICT OF FLORIDA, TO THE EXTENT FEDERAL JURISDICTION EXISTS, AND IN ANY COURT SITTING IN FLORIDA, BUT ONLY IN THE EVENT FEDERAL JURISDICTION DOES NOT EXIST, AND ANY APPLICABLE APPELLATE COURTS. BY EXECUTION OF THIS AGREEMENT, THE PARTIES HERETO, AND THEIR RESPECTIVE AFFILIATES, CONSENT TO THE EXCLUSIVE JURISDICTION

OF SUCH COURTS, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Section 18. Notices.

(a) Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be either mailed or emailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or emailed/delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Executive to the Company shall be mailed or emailed/delivered to the Company’s General Counsel at its principal executive office, and all notices and communications by the Company to Executive may be given to Executive personally or may be mailed or emailed to Executive at Executive’s last known address, as reflected in the Company’s records.

(b) Date of Delivery. Any notice so addressed shall be deemed to be given or received (i) if delivered by hand or emailed, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 19. Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 20. Entire Agreement.

This Agreement, together with any exhibits attached hereto and Executive’s Indemnification Agreement, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement, including that certain offer letter of employment between the Company and Executive, dated as of February 1, 2026 (together with the Executive Compensation and Key Employment Terms set forth on Annex A attached thereto).

Section 21. Survival of Operative Sections.

Upon any termination of Executive’s employment, the provisions of Section 6 through Section 22 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 22. Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual signature or by signature delivered by facsimile or by e-mail as a portable document format (.pdf) file or image file attachment.

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[Signatures to appear on the following page(s).]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

KARMAN SPACE & DEFENSE LLC

/s/ David Stinnett
By: David Stinnett
Title: Chairman

EXECUTIVE

/s/ Jonathan P. Rambeau
Jonathan P. Rambeau

[Signature Page to Jonathan P. Rambeau Restrictive Covenant Agreement]

Exhibit A

RESTRICTIVE COVENANT AGREEMENT

As a condition of my becoming employed by Karman Space & Defense, a Delaware limited liability company (the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following provisions of this Restrictive Covenant Agreement (this “Agreement”):

Section 1. Confidential Information.

(a) Company Group Information. I acknowledge that, during the period (the “Employment Period”) of my employment with the Company and its past, current and future direct and indirect parents, subsidiaries and affiliates (collectively, the “Company Group”), I have had and/or will have access to information about the Company Group and that my employment with the Company Group has brought me and/or shall bring me into close contact with confidential and proprietary information of the Company Group. In recognition of the foregoing, I agree, at all times during the Employment Period and thereafter, to hold in confidence, and not to use, except for the benefit of the Company Group, or to disclose to any Person (as defined in Section 6 below) without prior written authorization of the Company in its sole discretion, any Confidential Information that I access, obtain, create or contribute to. I further agree not to make copies of such Confidential Information except as authorized by the Company in its sole discretion. I understand that “Confidential Information” means information about the Company Group or that the Company Group has developed, acquired, created, compiled, discovered, or owned or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company Group. I understand that Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual, proposed or anticipated business of the Company Group, including its past, current and future products and services (including products and services in any stage of development), past, current, future and prospective customers (including, but not limited to, customers of the Company Group on whom I called or with whom I may become acquainted during the Employment Period), research, development, technical data, trade secrets, or know-how, business plans, product plans, operational plans and other information regarding the Company Group’s products or services and markets, customer lists, software, developments, inventions, processes, procedures, strategies, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, budgets, finances, prices and costs, margins, discounts, credit terms, forecasts and other business information related to or disclosed by or on behalf of the Company Group either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other Company Group property. Notwithstanding the foregoing, Confidential Information shall not include (i) any of the foregoing items that have become publicly and widely known through no unauthorized disclosure by me or others who were under confidentiality obligations as to the item or items involved or (ii) any information that I am required to disclose to, or by, any governmental or judicial authority; provided, however, that in such event I will give the Company prompt written notice thereof and reasonably assist the Company Group in seeking an appropriate protective order.

(b) Former Employer Information. I represent that I have not breached, and that my performance of all my duties and responsibilities as an employee of the Company Group has not breached and will not breach, any agreement to keep in confidence any proprietary information, knowledge, or data acquired by me in confidence or trust prior or subsequent to the commencement of my employment with the Company Group, and I will not disclose to any member of the Company Group, or induce any member of the Company Group to use, any developments, or confidential or proprietary information or material I may have obtained in connection with my employment with any prior employer in violation of a confidentiality agreement, nondisclosure agreement, or similar agreement with such prior employer. During the Employment Period, I will not improperly make use of, or disclose, any developments, or confidential or proprietary information or material of any prior employer or other third party, nor will I bring onto the premises of the Company Group or use any unpublished documents or any property belonging to any prior employer or other third party, in violation of any agreements with or obligations to any prior employer or third party. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise original to me or provided or developed by the Company Group.

(c) Third Party Information. I understand that the Company Group has received and in the future may receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. In recognition of the foregoing, I agree, at all times during the Employment Period and thereafter, to hold in confidence and will not disclose to anyone (other than Company Group personnel who need to know such information in connection with their work for the Company Group), and not to use, except for the benefit of the Company Group, Third Party Information without the express prior written consent of an officer of the Company in its sole discretion and otherwise treat Third Party Information as Confidential Information.

(d) Whistleblower; Defend Trade Secrets Act Disclosure.

(i) In addition, I understand that nothing in this Agreement shall be construed to prohibit me, without notifying the Company or receiving prior authorization from the Company, from (A) filing a charge or complaint with, participating in an investigation or proceeding conducted by, or reporting possible violations of law or regulation to any federal, state or local government agency, (B) initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Securities and Exchange Commission, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, (C) truthfully testifying in a legal proceeding or responding to or complying with a subpoena, court order, or other legal process, (D) speaking with law enforcement, my attorney, the U.S. Equal Employment Opportunity Commission, any state or local division of human rights, or fair employment agency or (E) exercising any rights I may have under applicable labor laws to engage in concerted activity with other employees. The protections contained in this paragraph apply to prior, current and future conduct.

(ii) Under the U.S. Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b) (the “Act”), persons who disclose trade secrets in connection with lawsuits or other proceedings under seal (including lawsuits alleging retaliation), or in confidence to a federal, state or local government official, or attorney, solely for the purpose of reporting or investigating a suspected violation of law, enjoy immunity from civil and criminal liability under state and federal trade secrets laws for such disclosure. I acknowledge that I have hereby received adequate notice of this immunity, such that the Company is entitled to all remedies available for violations of the Act, including exemplary damages and attorney fees. Nothing in this Agreement is intended to conflict with the Act or create liability for disclosures of trade secrets that are expressly allowed by the Act.

(iii) Notice. “An individual shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.”

Section 2. Inventions.

(a) No Prior Developments. By signing below, I represent that there are no developments, inventions, concepts, know-how, original works of authorship, improvements, trade secrets, methodologies, algorithms, software, processes, formulas, designs, drawings or other technological advancements and implementations that I can demonstrate were created or owned by me prior to the commencement of the Employment Period, which belong solely to me or belong to me jointly with another, that relate in any way to any of the actual, anticipated or proposed businesses, products, services, research or development of any member of the Company Group and which are not assigned to the Company hereunder.

(b) Assignment of Inventions. Without additional compensation, I agree to assign, and hereby do assign, to the Company all rights (including all intellectual property rights), title and interest throughout the world in and to all Inventions (as defined below) which I solely or jointly conceive, create, invent, develop, author, modify, compile or reduce to practice (or have conceived, created, invented, developed, authored, modified, compiled or reduced to practice), at any time during any period during which I perform or performed services for the Company Group both before or after the date hereof (the “Assignment Period”), whether as an officer, employee, director, independent contractor, consultant, or agent, or in any other capacity, whether or not during regular working hours, provided such Inventions either (i) relate at the time of conception, development or reduction to practice to the business of any member of the Company Group, or the actual, anticipated or proposed businesses, products, services or research or development of any member of the Company Group; (ii) result or resulted from or relate or related to any work performed for any member of the Company Group; or (iii) are or were developed through the use of equipment, supplies, resources or facilities of any member of the Company Group, or any Confidential Information, or in consultation with personnel of any member of the Company Group (collectively referred to as “Company IP Rights”). I understand that “Inventions” means inventions, improvements, assemblies, manufactures, concepts, ideas, know-how, trade secrets, discoveries, developments, evaluations, original works of authorship, mask works, graphics or images, audiovisual works, improvements, trade secrets, methodologies, algorithms, software, databases, processes, protocols, formulas, recipes, techniques, designs, drawings and other technological advancements and implementations or any other similar proprietary rights. I agree that I will promptly make full written disclosure to the Company of any Company IP Rights I participate in conceiving, creating, inventing, developing, authoring, modifying, compiling or reducing to practice during the Assignment Period. I further acknowledge that, to the greatest extent permitted by applicable law, all Company IP Rights made by me (solely or jointly with others) within the scope of and during the Assignment Period are “works made for hire” for which I am compensated by my salary, unless regulated otherwise by law. If any Company IP Rights cannot be assigned, I hereby grant to the Company Group an exclusive, assignable, irrevocable, perpetual, worldwide, sublicenseable (through one or multiple tiers), royalty-free, unlimited license to use, make, modify, sell, offer for sale, reproduce, distribute, create derivative works of, publicly perform, publicly display, digitally perform and display and otherwise exploit such work in any media now known or hereafter known. Outside the scope of my service, whether during or after the Employment Period, I agree not to (i) modify, adapt, alter, translate, or create derivative works from any such work of authorship or (ii) merge any such work of authorship with other Company IP Rights. To the extent rights related to paternity, integrity, disclosure and withdrawal (collectively, “Moral Rights”) may not be assignable under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby irrevocably waive such Moral Rights and consent to any action of the Company Group that would violate such Moral Rights in the absence of such consent.

(c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Company IP Rights made by me (solely or jointly with others) during the Assignment Period. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, and any other format. The records will be available to and remain the sole property of the Company Group at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company Group policy, which may, from time to time, be revised at the sole election of the Company Group for the purpose of furthering the business of the Company Group.

(d) Intellectual Property Rights. I hereby agree to assist the Company, or its designee, at the Company’s expense, in every way to secure the rights of the Company Group in the Company IP Rights and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, and other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company shall deem necessary or desirable in order to apply for, obtain, maintain, perfect and transfer such rights and in order to assign and convey to the Company Group the sole and exclusive right, title, and interest in and to such Company IP Rights, and any intellectual property and other proprietary rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the Assignment Period until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, that the Company shall reimburse me for my reasonable expenses incurred in connection with carrying out the foregoing obligation. If the Company is unable because of my mental or physical incapacity or unavailability for any other reason to secure my signature in connection with any of the foregoing, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact to act for and in my behalf and stead to execute and file any such instruments, applications or records and to do all other lawfully permitted acts to further the foregoing, including any application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by me. This power of attorney is coupled with an interest and shall not be impacted by my subsequent incapacity. I hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, that I now or hereafter have for past, present, or future infringement of any and all proprietary rights assigned to the Company.

Section 3. Returning Company Group Documents.

I agree that, at the time of termination of my employment with the Company Group for any reason, I will deliver to the Company (and will not keep in my possession, recreate, or deliver to anyone else) any and all Confidential Information, Third Party Information, embodiments of Company IP Rights and all other documents, materials, information, and property developed by me pursuant to my employment or otherwise belonging to the Company Group and, if so requested, will certify in writing that I have fully complied with the foregoing obligation. I agree further that I will not copy, delete, or alter any information contained upon my Company Group computer or Company Group equipment before I return it to the Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company Group information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Company Group information and then permanently delete and expunge such Company Group information from those systems; and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I agree further that any property situated on the Company Group’s premises and owned by the Company (or any other member of the Company Group), including disks and other storage media, filing cabinets, and other work areas, is subject to inspection by personnel of any member of the Company Group at any time with or without notice.

Section 4. Disclosure of Agreement.

As long as it remains in effect, I will disclose the existence of this Agreement to any prospective employer, partner, co-venturer, investor, or lender prior to entering into an employment, partnership, or other business relationship with such person or entity. I also consent to the notification of my prospective employer, partner, co-venturer, investor, or lender of my rights and obligations under this Agreement, by the Company providing a copy of this Agreement or otherwise.

Section 5. Publicity.

I hereby consent to any and all uses and displays by the Company Group of my name, voice, likeness, image, appearance and biographical information in or in connection with any printed, electronic or digital materials, including, without limitation, any pictures, audio or video recordings, digital images, websites, television programs, advertising, sales or marketing brochures, printed materials and computer media, throughout the world and at any time during or after the Employment Period for all legitimate business purposes of the Company Group (the “Permitted Use”). I hereby forever release the Company Group and each of their respective current or former directors, officers, employees, shareholders, representatives and agents from any and all claims, actions, damages, losses, costs, expenses and liability of any kind arising under any legal or equitable theory whatsoever at any time during or after the Employment Period in connection with any Permitted Use.

Section 6. Restrictions on Interfering.

(a) Non-Competition. During the Restricted Period, I shall not, directly or indirectly, individually or on behalf of any person, company, enterprise, or entity, or as a sole proprietor, partner, shareholder, director, officer, principal, agent, employee or executive, or in any other capacity or relationship, engage in any Competitive Activities, within the United States or any other jurisdiction in which the Company Group is actively engaged in business.

(b) Non-Interference. During the Restricted Period, I shall not, directly or indirectly for my own account or for the account of any other individual or entity, engage in Interfering Activities.

(c) Definitions. For purposes of this Agreement:

(i) “Business Relation” shall mean any current or prospective client, customer, licensee, or other business relation of the Company Group, or any such relation that was a client, customer, licensee, supplier, or other business relation within the six (6) month period prior to the termination of the Employment Period, in each case, to whom I provided services, or with whom I transacted business, or whose identity became known to me in connection with my relationship with or employment by the Company.

(ii) “Competitive Activities” shall mean the design, development, or manufacturing of systems, including advanced propulsion, interstage and payload protection products, for the launch vehicle, spacecraft, missile, hypersonic, UAS and C-UAS markets or any industries or any business activity that is competitive with the then-current or demonstrably planned business activities of the Company Group.

(iii) “Interfering Activities” shall mean (A) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Person employed by, or providing consulting services to, any member of the Company Group to terminate such Person’s employment or services (or in the case of a consultant, materially reducing such services) with the Company Group; (B) hiring any individual who was employed by the Company Group within the six (6) month period prior to the date of such hiring; or (C) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Business Relation to cease doing business with or reduce the amount of business conducted with any member of the Company Group, or in any way interfering with the relationship between any such Business Relation and any member of the Company Group.

(iv) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(v) “Restricted Period” shall mean the period commencing on the date hereof and ending on the eighteen (18) month anniversary of the date of any termination of the Employment Period.

(d) Non-Disparagement. Except as otherwise provided in Section 1(d)(i) above, I agree that during the Employment Period, and at all times thereafter, I will not make any disparaging or defamatory comments regarding any member of the Company Group or its respective current or former directors, officers, employees or shareholders in any respect or make any comments concerning any aspect of my relationship with any member of the Company Group or any conduct or events which precipitated any termination of my employment from the Company Group. However, my obligations under this subsection (d) shall not apply to disclosures required by applicable law, regulation, or order of a court or governmental agency. Further, nothing in this Agreement prohibits me from speaking with law enforcement, the Equal Employment Opportunity Commission, any state or local division of human rights or fair employment agency, or my attorney.

Section 7. Reasonableness of Restrictions.

I acknowledge and recognize the highly competitive nature of the Company Group’s business, that access to Confidential Information renders me special and unique within the Company Group’s industry, and that I will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company Group during the course of and as a result of my employment with the Company Group. In light of the foregoing, I recognize and acknowledge that the restrictions and limitations set forth in this Agreement are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group. I acknowledge further that the restrictions and limitations set forth in this Agreement will not materially interfere with my ability to earn a living following the termination of the Employment Period and that my ability to earn a livelihood without violating such restrictions is a material condition to my employment with the Company Group.

Section 8. Independence; Severability; Blue Pencil.

Each of the rights enumerated in this Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity. If any of the provisions of this Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Agreement, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, I agree that the court making such determination shall have the power to reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable.

Section 9. Injunctive Relief.

I expressly acknowledge that, because my services are personal and unique and because I will have access to Confidential Information, any breach or threatened breach of any of the terms and/or conditions set forth in this Agreement may result in substantial, continuing, and irreparable injury to the members of the Company Group for which monetary damages would not be an adequate remedy. Therefore, I hereby agree that, in addition to any other right or remedy that may be available to the Company in law or in equity, any member of the Company Group shall be entitled to injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Agreement without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach or posting a bond and without liability should relief be denied, modified or vacated. Notwithstanding any other provision to the contrary, I acknowledge and agree that the Restricted Period shall be tolled during any period of violation of any of the covenants in Section 6 hereof and during any other period required for litigation during which the Company or any other member of the Company Group seeks to enforce such covenants against me if it is ultimately determined that I was in breach of such covenants.

Section 10. Cooperation.

I agree that, following any termination of my employment, I will continue to provide reasonable cooperation to the Company and/or any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during the Employment Period in which I was involved or of which I have knowledge. As a condition of such cooperation, the Company shall reimburse me for reasonable out-of-pocket expenses incurred at the request of the Company with respect to my compliance with this Section. Except as otherwise provided in Section 1(d)(i) above, I also agree that, in the event that I am subpoenaed by any person or entity to give testimony or provide documents (in a deposition, court proceeding, or otherwise) that in any way relates to my employment by the Company and/or any other member of the Company Group, I will give prompt notice of such request to the Company and will make no disclosure until the Company and/or the other member of the Company Group has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

Section 11. General Provisions.

(a) Governing Law and Jurisdiction. EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. FURTHER, I HEREBY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF FLORIDA, AND WAIVE ANY RIGHT TO TRIAL BY JURY, IN CONNECTION WITH ANY

DISPUTE ARISING UNDER OR CONCERNING THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING, TO THE EXTENT REQUIRED BY THE APPLICABLE LAWS OF THE STATE IN WHICH I WORK (OR, IF POST-TERMINATION, THE STATE IN WHICH I MOST RECENTLY WORKED), THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER AND IN ACCORDANCE WITH LAWS OF THE STATE IN WHICH I WORK (OR, IF POST-TERMINATION, THE STATE IN WHICH I MOST RECENTLY WORKED), IN EACH CASE, WITHOUT REFERENCE TO RULES RELATING TO CONFLICTS OF LAW.

(b) Attorneys’ Fees. I agree to indemnify the Company Group for its reasonable attorneys’ fees and costs incurred in enforcing the terms of this Agreement should I violate any of its terms.

(c) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, obligations, rights, or compensation will not affect the validity or scope of this Agreement.

(d) No Right of Continued Employment. I acknowledge and agree that nothing contained herein shall be construed as granting me any right to continued employment by the Company Group, and the right of the applicable member of the Company Group to terminate my employment at any time and for any reason, with or without cause, is specifically reserved.

(e) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. I expressly acknowledge and agree that this Agreement may be assigned by the Company without my consent to any other member of the Company Group as well as any purchaser of all or substantially all of the assets or stock of the Company or of any business or division of the Company for which I provide services, whether by purchase, merger, or other similar corporate transaction.

(f) Survival. The provisions of this Agreement shall survive the termination of my employment with the Company and/or the assignment of this Agreement by the Company to any successor in interest or other assignee.

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[Signature to appear on the following page.]

I, Jonathan P. Rambeau, have executed this Restrictive Covenant Agreement on the date set forth below:

Date:	(Signature)

(Type/Print Name)

[Signature Page to Jonathan P. Rambeau Restrictive Covenant Agreement]

Exhibit B

RELEASE OF CLAIMS

As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

For and in consideration of the Severance Benefits (as defined in my Employment Agreement, dated March 6, 2026, with Karman Space & Defense LLC (such entity, the “Company” and such agreement, my “Employment Agreement”)), and other good and valuable consideration, I, Jonathan P. Rambeau, for and on behalf of myself and my heirs, administrators, executors and assigns, effective as of the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise and discharge each member of the Company Group (including any co-employer of any member of the Company Group) and each of their successors and assigns, together with their respective current and former officers, directors, partners, members, shareholders (including any management company of a member or shareholder), employees and agents (collectively, and with the Company, the “Company Parties”) from any and all claims whatsoever up to the date I execute this Release which I had, may have had, or now have against the Company Parties, whether known or unknown, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company or any member of the Company Group, whether for tort, breach of express or implied contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, violation of public policy, defamation, libel or slander, or under any federal, state, or local law dealing with discrimination, harassment or retaliation, and any other purported restriction on an employer’s right to terminate the employment of employees. The release of claims in this Release includes, but is not limited to, all claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Worker Adjustment and Retraining Notification Act of 1988 and the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any retirement or other employee benefit plan of the Company Parties (other than any severance or similar plan or policy)), the Florida Civil Rights Act (FCRA), the Florida Whistleblower Protection Act (FWA), the Florida Workers’ Compensation Law’s Retaliation provision, the Florida Wage Discrimination Law, the Florida Minimum Wage Act, the Florida Equal Pay Law, the Florida Omnibus AIDS Act, the Florida Domestic Violence Leave Act, the Florida Discrimination on the Basis of Sickle Cell Trait Law, Florida OSHA, and the Florida Fair Housing Act (FHA), each as may be amended from time to time, and all other federal, state, and local laws, the common law or constitution of any jurisdiction. I intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law and for the provisions regarding the release of claims against the Company Parties to be construed as broadly as possible, and hereby incorporate in this release similar federal, state or other laws, all of which I also hereby expressly waive.

I understand and agree that claims or facts in addition to or different from those which are now known or believed by me to exist may hereafter be discovered, but it is my intention to fully and forever release, remise and discharge all claims which I had, may have had, or now have against the Company Parties, whether known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent, without regard to the subsequent discovery or existence of such additional or different facts. Without limiting the foregoing, by signing this Release, I expressly waive and release any provision of law that purports to limit the scope of a general release.

I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims by me under any of the laws listed in the preceding paragraphs.

Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing any claims relating to: (i) my rights under Section 7 of my Employment Agreement, (ii) my right to accrued, vested benefits due to terminated employees under any employee benefit plan of the Company or any other member of the Company Group in which I participated (excluding any severance or similar plan or policy), in accordance with the terms thereof (including my right to elect COBRA continuation coverage); (iii) any claims that cannot be waived by law or that arise after the date I execute this Agreement; or (iv) my right to indemnification, advancement and reimbursement of legal fees and expenses, and directors and officers liability insurance, as provided by, and in accordance with the terms of, applicable law, the Company’s by-laws or otherwise or my Indemnification Agreement (as defined in the Employment Agreement).

Notwithstanding any provision of this Release to the contrary, nothing herein or in any Company policy or agreement prevents me, without notifying the Company or receiving prior authorization from the Company, from (i) speaking with law enforcement, my attorney, the U.S. Equal Employment Opportunity Commission, any state or local division of human rights, or fair employment agency; (ii) filing a charge or complaint with, participating in an investigation or proceeding conducted by, or reporting possible violations of law or regulation to any government agency; (iii) initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Securities and Exchange Commission, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation; (iv) truthfully testifying in a legal proceeding or responding to or complying with a subpoena, court order, or other legal process; or (v) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which I may be entitled; provided, however, in each case, I agree to forgo any monetary benefit from the filing of a charge or complaint with a government agency except pursuant to a whistleblower program or where my right to receive such a monetary benefit is otherwise not waivable by law. The protections contained in this paragraph apply to prior, current and future conduct.

I acknowledge and agree that as of the date I execute this Release, I have reported all accidents, injuries or illnesses relating to or arising from my employment with the Company or the Company Group and that I have not suffered any on-the-job injury or illness for which I have not yet filed a claim.

By signing below, I represent and warrant to the Company that (i) prior to the date I execute this Release, I have provided the Company with written disclosure of any unethical or illegal behavior and any material violations of the Company’s code of ethics or other material policy, in each case, that I observed, suspected or became aware of during the course of my employment or, if no such written disclosure was provided, that I have not observed, suspected or become aware of any such behavior or violations and (ii) I have complied with all laws and Company policies in respect of my employment with the Company.

I expressly acknowledge and agree that I:

•	Am able to read the language, and understand the meaning and effect, of this Release;

•

Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;

•

Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the Severance Benefits in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever had against the Company Parties, and because of my execution of this Release;

•	Acknowledge that, but for my execution of this Release, I would not be entitled to the Severance Benefits;

•	Understand that, by entering into this Release, I do not waive rights or claims under ADEA that may arise after the date I execute this Release;

•

Had or could have had [twenty-one (21)][forty-five (45)][1] calendar days from the date of my termination of employment (the “Release Expiration Date”) to review and consider this Release, and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of the review period;

•	Have not relied upon any representation or statement not set forth in this Release or my Employment Agreement made by the Company Group or any of its representatives;

•	Am hereby advised to consult with my attorney regarding the terms and effect of this Release; and

•	Have signed this Release knowingly and voluntarily.

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To be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

Except as otherwise provided in this Release and to the maximum extent permitted by law, I represent and warrant that I have not previously filed, and I agree that I will not file, a complaint, charge or lawsuit against any of the Company Parties regarding any of the claims released herein. If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge or lawsuit, I agree that I shall cause such complaint, charge or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge or lawsuit, including without limitation the attorneys’ fees of any of the Company Parties against whom I have filed such a complaint, charge or lawsuit.

I hereby agree to waive any and all claims to re-employment with the Company or any of its direct or indirect parent(s) or subsidiaries and affirmatively agree not to seek further employment with the Company or any of its direct or indirect parent(s) or subsidiaries. I acknowledge that if I re-apply for or seek employment with the Company or any of its direct or indirect parent(s) or subsidiaries, the refusal to hire me based on this provision will provide a complete defense to any claims arising from my attempt to apply for employment.

Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable for a period of seven (7) calendar days following the date of my execution of this Release (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company and the Board of Directors of Parent, in writing, delivered to [Susan Bridgman] (the “Company Representative”), [General Counsel], [5252 Argosy Avenue, Huntington Beach, CA 92649], by email ([Susan.Bridgman@karman-sd.com]), or by a recognized national overnight courier service or by other electronic copies (complying with the U.S. federal ESIGN Act of 2000 (e.g., DocuSign)). To be effective, such revocation must be received by the Company Representative no later than 11:59 p.m. Eastern Time on the seventh (7th) calendar day following the execution of this Release. Provided that the Release is executed prior to the Release Expiration Date and I do not revoke it during the Revocation Period, the date on which this Release is executed and delivered to the Company Representative shall be its effective date. In the event that I fail to execute and deliver this Release prior to the Release Expiration Date or, if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the me nor the Company nor any of the Company Parties will have any obligations to pay me the Severance Benefits.

The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives and assigns. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release. I acknowledge and agree that each of the Company Parties shall be a third-party beneficiary to the releases set forth in this Release, with full rights to enforce this Release and the matters documented herein.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS RELEASE IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS RELEASE OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE MIDDLE DISTRICT OF FLORIDA, TO THE EXTENT FEDERAL JURISDICTION EXISTS, AND IN ANY COURT SITTING IN FLORIDA, BUT ONLY IN THE

EVENT FEDERAL JURISDICTION DOES NOT EXIST, AND ANY APPLICABLE APPELLATE COURTS. BY EXECUTION OF THIS RELEASE, I CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE. FURTHER, I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.

Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in my Employment Agreement.

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I, Jonathan P. Rambeau, have executed this Release of Claims on the date set forth below:

Jonathan P. Rambeau

Date:	[To Be Executed Following
Termination of Employment]

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